Exhibit (p)(16)

Merganser Capital Management, LLC

Policies and Procedures

CONFIDENTIAL

I.	PERSONNEL MATTERS

A. CODE OF ETHICS

1.  Conflicts of Interest and Employee Conduct

Adopted:           June 21, 1996

Amended:         February 1, 2019

November 13, 2017

October 21, 2016

November 12, 2014

January 2, 2008

July 30, 2004

PURPOSE:

The Code of Ethics has been established to communicate policies of professional conduct and ethical behavior applicable to all officers, directors and employees (“Employees”) of Merganser Capital Management, LLC (“Merganser” or “Company”).

BACKGROUND:

No set of rules or policies can presume to fully define “professional behavior” or “ethical conduct.” These terms, by definition, are broad concepts and subject to interpretation and personal bias. Nevertheless, a written set of policies will help to minimize misunderstandings about what is considered appropriate conduct by the Company. Also, in matters of personal behavior, there is no substitute for common sense. If there are doubts or questions about the appropriateness of a certain action, either do not pursue this course of action or seek guidance from the CCO.

POLICY:

1.	Application

The Code of Ethics applies to all employees and extends to activities within and outside their duties at Merganser.

2.	Legal and Ethical Violations

Employees shall not knowingly participate in or assist any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing the investment advisory industry.

Merganser Capital Management, LLC

Policies and Procedures

CONFIDENTIAL

3.	Conflicts of Interest

Employees shall not enter into or engage in a security transaction or business activity or relationship, which may result in any financial or other conflict of interest between themselves, clients or Merganser. Employees shall also disclose to Merganser all matters that could reasonably be expected to interfere with their duty to Merganser, or with their ability to render unbiased and objective advice.

4.	Affiliate Information Access

A “Chinese Wall” shall be in place so that Merganser will not provide access to its direct and indirect affiliates (i.e., Providence Equity Partners and its subsidiaries) of any client portfolio transactions. The “Chinese Wall” shall also prevent Merganser staff from access to its direct and indirect affiliate’s portfolio transactions.

5.	Priority of Transactions

Employees shall conduct themselves in such a manner that transactions for clients and Merganser have priority over transactions in securities or other investments of which they are beneficial owners, and so that transactions in securities or other investments in which they have such beneficial ownership do not operate adversely to clients’ and Merganser’s interests.

6.	Use of Material Nonpublic Information

Merganser forbids Employees from trading, either personally or on behalf of others (such as private accounts managed by Merganser), on material nonpublic information or communicating material nonpublic information to others in violation of the law.

This conduct is frequently referred to as “insider trading.”

7.	Duty to the Company

Employees shall not undertake independent practice, which could result in compensation or other benefit in competition with Merganser unless they have received written consent from both Merganser’s CCO and the person, or entity for which they undertake independent employment or services.

8.	Preservation of Confidentiality

Employees shall preserve the confidentiality of information communicated by a client concerning matters within the scope of the confidential relationship, unless they receive information concerning illegal activities on the part of the client. Information relating to illegal activities should be communicated as soon as practicable to the CCO or designee.

9.	Implementation

The CCO is responsible for the implementation of the Code of Ethics, and reports to the CEO. He is required to formally meet with the CEO once a year to review the status of compliance with this policy but may meet with the CEO at any time to seek guidance or to discuss matters requiring immediate attention.

10.	Acknowledgement

Merganser Capital Management, LLC

Policies and Procedures

CONFIDENTIAL

All Employees must read and acknowledge receipt (via C11) of a copy of this Code of Ethics. Questions regarding the policy or its implementation should be reviewed with the CCO or designee.

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